EXHIBIT 16


                    [LETTERHEAD OF CERTIFIED PUBLIC ACCOUNTS]


November 20, 2002

Mr. Charles Wainer
Universal Equity Partners, Inc.
1613 N.E. 163rd Street North
Miami Beach, FL 33162

Dear Mr. Wainer:

This is to confirm the withdrawal of the client-auditor termination letter of November 5, 2002 sent to Universal Equity Partners, Inc. (Commission File Number 0-32583). There was a miscommunication between the client and auditor.


Very truly yours,



/s/ Sweeney, Gates & Co.,
Sweeney Gates & Co.


Cc:  Via Fax: 202-942-9656
     Attention:  SECPS Letter File/Mail Stop 9-5


And by mail to:

                  Office of the Chief Accountant
                  SECPS Letter File
                  Securities and Exchange Commission
                  Mail Stop 9-5
                  450 Fifth Street, N.W.
                  Washington, D.C. 20549